AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES              EXHIBIT 11
                CALCULATION OF EARNINGS PER SHARE
               (000's Omitted, except per share data)
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                                         For the Year Ended December 31,
                             1995       1994        1993       1992       1991
CALCULATION OF PRIMARY
EARNINGS PER SHARE
 Net earnings applicable
  to common shares:
 Net earnings..........    $ 16,599       13,693    17,978     16,818   10,119
 Less dividends accrued
  on preferred stock.....         -            -      (236)      (278)       -
 Earnings for primary
  earnings per share...    $ 16,599       13,693    17,742     16,540   10,119
 Average number of common
  shares and common share
  equivalents outstanding:
 Average number of common
  shares outstanding......    10,106       10,140     6,595      5,618   5,508
 Dilutive effect of stock
  options and warrants after
  application of treasury
  stock method..........         248          201       265        152       -
                              10,354       10,341     6,860      5,770   5,508
 Primary earnings
  per share.........         $  1.60         1.32      2.59       2.87    1.84
CALCULATION OF FULLY DILUTED
EARNINGS PER SHARE
 Net earnings applicable to
  common shares on a fully
  diluted basis:
 Earnings for fully diluted
  earnings per share...      $16,599       13,693    17,978     16,818  10,119
 Average number of common
  shares outstanding on
  a fully diluted basis:
 Shares used in calculating
  primary earnings per
  share....................  10,354         10,341     6,860     5,770   5,508
Shares resulting from
  assumed conversion of
  preferred stock.........        -              -       455       562       2
 Additional dilutive effect
  of stock options and warrants
  after application of
  treasury stock method.......   50              -         -        235      -
                             10,404         10,341     7,315      6,567  5,510
    Fully diluted earnings
    per share..............  $ 1.60          1.32       2.46       2.56   1.84
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